EXHIBIT 99.1

April 24, 2025

Mr. Mark C. Jensen

Chief Executive Officer

American Resources Corporation

12115 Visionary Way, Suite 174

Fishers Indiana, 46038

Re:	American Resources Corporation (the “Company”) Nasdaq Symbol: AREC

Dear Mr. Jensen:

I am following up on our recent telephone conversation in which I explained that since your Company has not yet filed its Form 10-K for the fiscal year ended December 31, 2024 (the “Filing”), it no longer complies with our Listing Rules (the “Rules”) for continued listing.1 Under our Rules the Company now has 60 calendar days to submit a plan to regain compliance and if we accept your plan, we can grant an exception of up to 180 calendar days from the Filing’s due date, or until October 13, 2025, to regain compliance. Your plan should be as definitive as possible, addressing any issues that you believe would support your request for an exception.

In determining whether to accept your plan, we will consider such things as the likelihood that the Filing, along with any subsequent periodic filing that will be due, can be made within the 180 day period, the Company’s past compliance history, the reasons for the late Filing, other corporate events that may occur within our review period, the Company’s overall financial condition and its public disclosures. Please note that any subsequent periodic filing that is due within the 180 day exception period must be filed no later than the end of the period. Therefore, it would be helpful if your plan addresses each of these points. 2

Please email your plan to me at Nicholas.Argauer@nasdaq.com no later than June 23, 2025. After we review the plan, I will contact you if we have any questions or comments and will provide you written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision to a Hearings Panel.3

__________________

1 Listing Rule 5250(c)(1). For online access to all Nasdaq Rules, please see “Nasdaq Online Resources,” included with this letter.

2 For additional information with respect to compliance plans please see attached “Nasdaq Online Resources” when preparing your plan of compliance. This attachment includes links to the Frequently Asked Questions section relating to continued listing.

3 See Listing Rule 5815(a).

Mr. Mark C. Jensen

April 24, 2025

Our Rules require that the Company, as promptly as possible, but no later than four business days from the receipt of this letter, make a public announcement by issuing a press release disclosing receipt of this letter. The announcement must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.4 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.5 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.6

In addition, Nasdaq makes available to investors a list of all non-compliant companies, which is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list beginning five business days from the date of this letter. As part of this process, an indicator reflecting the Company’s non-compliance will be broadcast over Nasdaq’s market data dissemination network and will also be made available to third party market data providers.

If you have any questions, please do not hesitate to contact me at +1 202 573 4570.

Sincerely,

Nicholas Argauer

Listing Analyst

Nasdaq Listing Qualifications

Enclosures

_____________________

4 Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

5 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.

6 Listing IM-5810-1.